[Letterhead of Gibson, Dunn & Crutcher LLP]
Client Matter No.: C 97934-00093
June 9, 2010
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172

Re:	Williams Partners L.P. – Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Williams Partners L.P., a Delaware limited partnership (“Williams Partners”) in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with that certain Agreement and Plan of Merger, dated as of May 24, 2010 (the “Merger Agreement”), by and among Williams Partners, Williams Partners GP LLC, a Delaware limited liability company and the general partner of Williams Partners, Williams Partners Operating LLC, a Delaware limited liability company and a wholly owned subsidiary of Williams Partners (“Operating Company”), WPZ Operating Company Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Operating Company (“Merger Sub”), Williams Pipeline Partners L.P., a Delaware limited partnership (“WMZ”), and Williams Pipeline GP LLC, a Delaware limited liability company and the general partner of WMZ (the “WMZ General Partner”), pursuant to which Merger Sub will be merged with and into WMZ, WMZ will become a wholly-owned subsidiary of Operating Company and each of the outstanding common units of WMZ (the “WMZ Common Units”), other than WMZ Common Units owned by the WMZ General Partner, will be converted into the right to receive 0.7584 of one Williams Partners common unit (the “Williams Partners Common Units”).
     In arriving at the opinions expressed below, we have examined the Merger Agreement and such other documents, corporate records, certificates of officers of Williams Partners and of public officials and other instruments as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we

Williams Partners L.P.
June 9, 2010

have examined, we are of the opinion that the Williams Partners Common Units, when issued in accordance with the Registration Statement and the terms and conditions of the Merger Agreement, will be validly issued, fully paid, and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”)).
     The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions. We render no opinion herein as to matters involving any laws other than the Delaware Act, including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware Act as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the Delaware Act, and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP